Securities and Exchange Commission
                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                         Date of Report: July 29, 20002

                           XSTREAM BEVERAGE GROUP, INC
                       -----------------------------------
                (Name of Registrant as specified in its charter)

         Nevada                            33-30158-A         62-1386351
       --------                         -------------        -----------
  (State or other jurisdiction of     (Commission File       (IRS Employer
 incorporation or organization)          No.)              Identification No.)



            621 NW 53rd Street, Suite 141, Boca Raton, Florida 33431
          -------------------------------------------------------------
          (Address and telephone number of principal executive offices)


                    INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.  Acquisition or Disposition of Assets.

On April 30, 2002 we acquired all of the issued and outstanding shares of common stock of Buzzy's Beverages, Inc. ("Buzzy") in exchange for the issuance of 571,478 shares of our common stock which we valued at $2 million. The transaction was subject to Buzzy's providing us with audited financial statements. Pending receipt of required documentation from Buzzy's, we never issued the shares to Buzzy's shareholders

We have determined that Buzzy's cannot provide the required audited financial statements. As a result, we are unilaterally rescinding the agreement. In addition we have discovered certain facts that will likely give rise to an independent cause of action against the shareholders of Buzzy's.


Item 5.  Other Events

On May 24, 2002 we signed a Letter of Intent to acquire all of the issued and outstanding shares of common stock of Dark Dog Sale & Retail Vertriebs GmBh, an Austrian company. Subject to our completion of our due diligence, securing adequate financing and execution of a definitive agreement on or before November 30, 2002, we will acquire all of the issued and outstanding common stock of Dark Dog for (U.S.) $9 million in cash payable over at least three years and $25 million of our common stock.

Dark Dog is an energy drink sold throughout Europe. The Company has signed a distributorship agreement for distribution in the United States. Dark Dog had sales of (U.S.)$9.5 million last year and expects to see a significant growth in revenues for 2002.

There can be no assurance that we will be successful in closing this transaction.


                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Xstream Beverage Group,  Inc..


     /s/Theodore Farnsworth
---------------------------------
BY: Theodore Farnsworth, Chariman


Dated: This 31st day of July 2002